PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is entered into as of the 29th day of Sept, 2004 between Resource Geosciences de Mexico SA de CV, hereinafter called "RGM," whose business address is 14 de Abril No. 68, Colonia San Benito, Hermosillo, Sonora, Mexico CP 83190, and Tyler Resources Inc, conducting business in Mexico as Recursos Tyler SA de CV, whose business address is Paseo del Prado No. 17, Colonia Valle Verde, Hermosillo, Sonora 83205 Mexico, hereinafter called "Tyler”.

RECITALS

A.	Tyler requires the services of “RGM”.
B.	RGM represents that they are qualified and desire to perform the services required by Tyler for the Bahuerachi Project, Chihuahua, Mexico.
1.	NOW THEREFORE, for and in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:
I. SCOPE OF SERVICES
2.	RGM shall provide geological consulting and logistical support services as are more particularly described in Exhibit A attached hereto and by this reference incorporated herein.
1.	All services requested of RGM by Tyler shall be requested by J.P. Jutras, or persons designated by Sr. Jutras or his successors.
II. COMPENSATION TO BE PAID TO RGM
1.

Tyler shall pay RGM for services performed under this Agreement in accordance with the terms and schedules set forth in Exhibit B. Except as otherwise provided in Exhibit B, all amounts shall be in United States dollars. Payments in accordance with the terms of Exhibit B shall constitute full payment to RGM and shall be the sole and total compensation for commencing, conducting, and completing all services required by Tyler pursuant to this Agreement. Without limiting the foregoing, RGM agrees that RGM shall obtain no right, title, interest or expectation with respect to any property interest, which may be acquired by Tyler, based wholly or partially upon RGM’s activities hereunder.

III. EXPENSES
1.

RGM is authorized to incur reasonable expenses, consistent with Tyler Policies, in carrying out duties under this Agreement and performing the services required by Tyler. Such expenses shall include but not be limited to travel expenses, accommodation when away from RGM's place of residence, meals and documented out-of-pocket expenses. Documented expenses will be added to RGM’s monthly invoices to Tyler and subject to Mexico IVA (value added tax) as mandated by Mexican law. Any expenses for which valid fiscal receipts are not available, and hence are fiscally-nondeductible expenses, will be charged at cost plus 54%.

2.

Accompanying each invoice from RGM to Tyler, RGM shall prepare and submit to Tyler a detailed statement of expenses incurred during the preceding month and of the total expenses incurred from the date of this Agreement to the end of the month immediately preceding the submission of the statement. Statements shall be directed to Tyler at the address set forth above, to the attention of J.P. Jutras. Each such statement shall be accompanied and supported by satisfactory evidence of the expenses incurred during the month covered by such statement,

Tyler - RGM Services Agreement, 29 September 2004

including, without limitation, copies of all applicable receipts and canceled checks. Payment of any such statement shall not prejudice or preclude Tyler 's right to question the accuracy thereof.
3.

At all times during the term of this Agreement, and for a period of six calendar months following the expiration or termination hereof, RGM shall keep and maintain complete and accurate record of expenses incurred by RGM in connection with the performance of services hereunder. Tyler and its agents, employees, and representatives shall, at all times during the term of this Agreement and for a period of six calendar months following the expiration or termination hereof, have access to such records for the purpose of examination, inspection, copying, or audit. Any such audit conducted by Tyler shall be made using generally accepted accounting and auditing procedures.

IV. TERM AND TERMINATION
1.

This Agreement shall continue and shall remain in full force and effect up to and including 31 December 2004 (hereinafter the “term”), except if sooner terminated by Tyler or RGM as provided. Upon completion of this term and with mutual consent, RGM may be engaged for an additional term.

2.	This Agreement shall terminate on the earlier of the dates of the following (each date hereinafter collectively defined as the “Termination Date”) events to occur:
	2.1	Date of agreement to terminate this Agreement by both parties.
	2.2	Date of expiry of the Term.
	2.3	The unilateral decision of either party to cancel this Agreement, which cancellation shall be effective upon the date of expiry of seven days from the date of written notice to the other party.
3.

Upon termination of this Agreement by Tyler or RGM, for any cause whatsoever, Tyler shall pay to RGM the daily rate for the number of days worked by RGM up to the termination date. Tyler shall also pay and reimburse RGM for reasonable out-of-pocket expenses incurred in carrying out the duties under this Agreement and performing the services required by Tyler, up to and including the Termination Date subject to and in accordance with Article III of this Agreement.

4.	The waiver by Tyler, of a breach of violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement.
V. COMPLIANCE WITH MEXICAN STATE AND FEDERAL LAWS
RGM shall comply with all requirements of applicable Mexican Federal, State, or local law, rule, or regulation applicable to any and all activities undertaken by RGM pursuant to this Agreement.
1.

RGM shall comply with all provisions of applicable Mexican Federal and State workers' compensation acts, shall make all contributions required by such laws, and shall indemnify and hold Tyler harmless from all claims arising under such laws or made in connection with employees of RGM.

2.	RGM shall maintain during the entirety of this agreement:
	a.	Workers' Compensation as required by statute.

Tyler - RGM Services Agreement, 29 September 2004

b.	Automobile Liability Insurance for all RGM owned vehicles.
c.	It is understood the limits of coverage required herein can be a combination of primary and excess umbrella policies.

Any failure by Tyler to object to the lack of proof or the adequacy of insurance supplied shall not be deemed a waiver or estoppel of the insurance obligations herein provided. The insurance coverage hereby provided for are not intended to limit, in nature or amount, the indemnity provisions in this Agreement. RGM will provide proof of insurance coverage to Tyler upon signing this agreement.

VI. INDEPENDENT RGM

RGM is and shall at all times be an independent contractor in performance of all services undertaken pursuant to this Agreement. During the term of this Agreement, neither RGM or any of its employees, agents or contractors shall be in any way (deemed or otherwise considered), at any time, an employee of Tyler or any company related or affiliated with Tyler. RGM shall be liable for and pay all Mexican federal and state withholdings, taxes and assessments applicable to RGM or to its employees, which may include, but are not limited to, payroll taxes, workers’ compensation insurance, unemployment insurance, social security (IMSS), housing (INFONAVIT), retirement benefits (AFORE), and automobile insurance, and RGM shall save harmless, defend and indemnify Tyler from any and all damages, causes of action, actions, debts, claims, demands, losses, expenses (including reasonable attorney’s fees), liabilities or obligations (collectively hereinafter defined as the “Losses”) which may result from any breach by RGM of this Agreement.

VII. PROFESSIONAL RESPONSIBILITY

RGM agrees to provide in connection with the work requested under this Agreement the appropriate standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to those contemplated by this Agreement. RGM will conform to Tyler standard policy and procedure related to safety, and code of conduct.

VIII. INDEMNIFICATION

1.

RGM shall hold harmless, defend and indemnify Tyler from and for any Losses which may arise in any manner out of the actions or inactions of RGM in carrying out the services to be performed pursuant to this Agreement, including, without limitation, any liabilities arising out of the death or bodily injury of RGM or any of its agents, contractors or employees.

2.

Tyler shall hold harmless, defend and indemnify RGM from any losses or liabilities which may arise in any manner out of the actions or inactions of Tyler or associated companies or agents arising out of the services provided by the RGM pursuant to this Agreement.

IX. COMPETITION AND CONFIDENTIALITY

RGM and Tyler expressly agree and understand that this Agreement is non-exclusive and that either Party may enter into similar agreements with other persons or entities as long as the terms of such agreements do not constitute a breach of the terms of this Agreement. RGM does not acquire mining concessions nor any type of mineral properties for its own account, and RGM does not work for finder’s fees, commissions, stock, or participating or equity interests in projects. RGM explicity agrees that it will not acquire, either directly nor indirectly, any interests in mining properties or surface rights within 10 kilometers of the Bahuerachi project area shown in Exhibit C.

Tyler - RGM Services Agreement, 29 September 2004

1.

RGM understands that in the performance of his services hereunder, RGM may obtain knowledge of "confidential information," meaning any information (including, without limitation, any formula, patent, device, plan, process, methodology, technology, or compilation of information) which is, or is designed to be, used in the business of Tyler or results from its research, acquisition, exploration, or development activities; or is private or confidential in that it is not generally known or available to the public; or gives Tyler any opportunity to obtain an advantage over competitors who do not know or use it. RGM shall not, without the written consent of an officer of Tyler, either during the term of this Agreement or following the termination of this Agreement, use or disclose such confidential information outside Tyler; publish any article with respect thereto; or, except in the performance of services hereunder, remove or aid in the removal from the premises of any such confidential information, or any property, or material which relates thereto. RGM further agrees that RGM will disclose to Tyler no information transmitted to RGM on a confidential basis by any third party without the prior written approval of such third party.

2.

All reports, publications, exhibits, documentation, conclusions, and other work products obtained or developed by RGM under this Agreement shall be and remain the property of Tyler, and the same shall be kept confidential by RGM, who shall not disclose the same to any third party directly or indirectly during the term of this Agreement and thereafter, except upon the prior written consent of Tyler. All such work products in RGM's possession shall be returned to Tyler within seven (7) days of the expiry of the Term or a Termination Date, whichever first occurs.

X. PAYMENT
1.

Payment. Services will be invoiced in USD, but payment will be made via bank check drawn on a Mexican peso denominated account or by direct wire transfer to RGM’s peso-denominated Mexican bank account. If payment is made by check, the peso amount equivalent to the invoice amount in USD will be calculated using the official exchange rate published in the Diario Oficial of the Federacion on the day that payment is made. If payment is made by wire transfer, a 3% surcharge will be added to the USD base payment and the interbank exchange rate will apply.

RGM will bill Tyler on a monthly basis at the address listed in the first paragraph of this agreement, with payment due within 20 days of receipt of invoice. After 20 days, a daily surcharge equal to 0.2% of the outstanding balance will be levied until the unpaid balance is paid in full.

Checks may be sent to:

Resource Geosciences de Mexico S.A. de C.V. 14 de Abril No. 68 Colonia San Benito Hermosillo, Sonora CP83190

Wire Transfers may be made to:
Account Holder:	Resource Geosciences de Mexico S.A. de C.V.
Bank:	Banamex (Banco Nacional de Mexico S.A.)
Account Number:	06025875174
Branch Number:	0602
Branch Name:	Navarrete Hillo Son
Branch Address:	Blvd. Navarrete No. 322
Colonia Raquet Club
Hermosillo, Sonora CP 83200

Tyler - RGM Services Agreement, 29 September 2004

MEXICO
Bank Number:	002
Interchange Number:	1
ABA:	BNMXMXMM
CLABE:	002760060258751748

2)     Advance Payment. If requested by RGM, Tyler shall provide to RGM an advance payment of $10,000 USD prior to RGM commencing to provide services under this contract. The advance payment will be credited towards services and expenses as they are provided and incurred.

XI. SEVERABILITY

If any provisions of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding, and subsisting.

XII. ENTIRE AGREEMENT

This writing represents the entire Agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings of the parties with respect to the subject matter of this Agreement. It may not be altered or amended except by an agreement in writing.

XIII. GOVERNING LAW

This Agreement has been and its validity, performance, and effect shall be determined in accordance with the laws of the State of Sonora, Mexico. The parties further agree that the state and federal tribunals with competent jurisdiction for the City of Hermosillo, State of Sonora, shall have authority to resolve any suit or claim arising under this agreement. The parties hereby renounce the jurisdiction of any tribunal or court whose jurisdiction they might have a right to, by virtue of their current or future domicile.

XIV. BINDING EFFECT

Upon signature below and receipt of the advance payment stipulated in Section X subsection 2, this Agreement shall apply to and be binding upon the successors and permitted assignees of the respective parties hereto. This Agreement shall not be subject to assignment.

EXECUTED as of the day and year set forth above.

Tyler - RGM Services Agreement, 29 September 2004

EXHIBIT A

This Exhibit A to that certain Professional Services Agreement between RGM and Tyler S.A. de C.V. (“Tyler”), entered into 29 September 2004 to 31 December 2004 sets forth the services to be provided Tyler by RGM and the compensation to be paid to RGM by Tyler. The services as outlined below shall be subject to revision as deemed necessary by J.P. Jutras.

SERVICES

RGM shall provide services to Tyler with respect to the following:

  RGM will assist in executing a definition drilling and sampling program at Tyler’s Bahuerachic project, including the following:

- Geotechnical logging and sampling of drill core; and other such exploration services as may be required.

- Logistical support to field camp including camp manager and driver/general helper.

RGM will assign Geologist Technician CRUZ ENRIQUE PAEZ BELTAN, and/or other professionals approved by Tyler, to this service agreement.

EXHIBIT B

This Exhibit B to that certain Professional Services Agreement between RGM and Tyler S.A. de C.V. (“Tyler”), entered into 29 September to 31 December 2004, sets forth the compensation to be paid to RGM by Tyler.

COMPENSATION

1.	A Geologist Technician will be provided at a billing rate of $100 USD/day.
2.	A camp logistician will be provided at a billing rate of $100 USD/day.
3.	A driver/general helper will be provided at a billing rate of $50 USD/day.
4.

One four wheel drive field vehicle will be provided at a billing rate of $75 USD per day. This rate includes unlimited mileage and insurance. Consumable items, including gasoline, oil, filters, hoses, belts, and tires shall be paid for by Tyler.

5.	Tyler will reimburse reasonable out-of-pocket expenses, as provided for in the above-referenced agreement.

Tyler - RGM Services Agreement, 29 September 2004

EXHIBIT C.

Map showing Bahuerachi Project, Chihuahua, Mexico.

Tyler - RGM Services Agreement, 29 September 2004